Exhibit 99.7

CONSENT OF GREENHILL & CO., LLC

Board of Directors

McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, TX 77041

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 18, 2017, to the Board of Directors of McDermott International, Inc. (“McDermott”) as Annex C to, and to the description of such opinion and to the references to our name under the headings “SUMMARY – Opinions of Financial Advisors to McDermott – Greenhill & Co., LLC,” “THE COMBINATION – Background of the Combination,” “THE COMBINATION – McDermott’s Reasons for the Combination; Recommendation of the McDermott Board – Financial Considerations,” and “THE COMBINATION – Opinions of McDermott’s Financial Advisors – Greenhill & Co., LLC” in the joint proxy statement/prospectus, submitted for filing on March 2, 2018, relating to the proposed transaction involving McDermott and Chicago Bridge & Iron Company N.V., which joint proxy statement/prospectus is part of Amendment No. 1 to the Registration Statement on Form S-4 of McDermott. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are “experts” with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

GREENHILL & CO., LLC

By:	/s/ Ricardo Lima
Name:	Ricardo Lima
Title:	Managing Director and General Counsel for the Americas

Chicago, Illinois

March 2, 2018